Exhibit 99.1
PRESS RELEASE

Contact:	Michele Harrison Vice President, Investor Relations (314-256-4282)
Panera Bread Reports Second Quarter EPS of $0.52
HIGHLIGHTS
•	Diluted EPS growth up 33% over the prior year in second quarter 2008

•	Comparable Company-owned bakery-cafe sales increased 6.5% in Q2

•	Company-owned new unit average weekly sales of $35,776 in Q2

•	Second half 2008 diluted EPS target increased to $1.24 to $1.30 (from $1.14 to $1.26) reflecting a 33% to 40% increase over second half 2007
St. Louis, MO, July 22, 2008 — Panera Bread Company (Nasdaq:PNRA) today reported net income of $16 million, or $0.52 per diluted share, for the second quarter ended June 24, 2008, which includes a $0.02 per diluted share impact of an unfavorable tax adjustment and a $0.01 per diluted share impact from the further write-down of the Company’s investment in the Columbia Strategic Cash Portfolio. These results compare to net income of $13 million, or $0.39 per diluted share, for the second quarter ended June 26, 2007.
For the twenty-six weeks ended June 24, 2008, net income was $28 million, or $0.93 per diluted share, which includes the aggregate $0.03 per diluted share impact from the second quarter unfavorable tax adjustment and investment write-down, as well as the impact of a $0.06 per diluted share charge in the first quarter 2008 resulting from the Company’s decision to raise its sales hurdles for new bakery-cafe development. These results compare to net income of $28 million, or $0.86 per diluted share, for the twenty-six weeks ended June 26, 2007.
The Company’s second quarter and year-to-date fiscal 2008 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 13 Weeks Ended		Percentage
	June 24, 2008	June 26, 2007	Change

Total revenue	$320,868	$252,959	27%
Net income	$15,706	$12,635	24%
Diluted earnings per share	$0.52	$0.39	33%
Shares used in diluted EPS	30,338	32,250

	For the 26 Weeks Ended		Percentage
	June 24, 2008	June 26, 2007	Change

Total revenue	$625,847	$492,634	27%
Net income	$28,146	$27,679	2%
Diluted earnings per share	$0.93	$0.86	8%
Shares used in diluted EPS	30,240	32,225

Second Quarter 2008 Results & Business Review
The Company has continued to drive improvements in both its bakery-cafe and operating margins despite significant inflation in wheat, oil, and other commodity costs. The Company’s second quarter operating margin is up 100 basis points year-over-year driven by improvement in its bakery-cafe margin of 170 basis points and additional sales leverage against depreciation and amortization, general and administrative expenses and pre-opening expenses. This 100 basis point improvement in operating margin occurred while the Company was absorbing approximately $6.25 million in wheat cost increases, net of pricing, versus the prior year (which negatively impacted bakery-cafe cost of sales and fresh dough cost of sales to franchisees). The Company was able to achieve these improvements through its category management and operating cost reduction initiatives.
Despite facing a difficult consumer environment, the Company has also been successful in the second quarter in maintaining positive transaction growth while driving margin improvement. Transaction growth, along with margin improvement, helped to drive strong sales and net income growth in the Company’s core retail business in the second quarter of 2008. Comparable Company-owned bakery-cafe sales increased 6.5% in the second quarter and comparable bakery-cafe sales in franchise-operated bakery-cafes increased 4.8% in the second quarter. These second quarter 2008 comparable sales results were positively impacted by approximately 0.3% to 0.4% as a result of the shift of the Easter holiday to the first quarter of 2008 compared to the second quarter of 2007. The second quarter of 2008 also included approximately 5.5% of year-over-year price increases when compared to the second quarter of 2007. The result is that transaction/mix growth in Company-owned bakery-cafes was approximately 0.6% to 0.7% favorable in the second quarter of 2008 (net of the impact of Easter).
Finally, average weekly sales (“AWS”) for Company-owned new units in the second quarter of 2008 was $35,776 compared to $32,131 in the same period of 2007. AWS for Company-owned new units year-to-date through the second quarter of 2008 was $36,640 compared to $31,940 in the same period of 2007. Along with improved margins, improvement in new unit AWS is a key driver of improved return on invested capital. A schedule of the Company’s second quarter 2008 AWS, and a schedule of comparable bakery-cafe sales by period, are attached as Schedule II and III, respectively.
During the second quarter of 2008, the Company opened 19 new bakery-cafes system-wide (6 Company-owned and 13 franchise-operated) and closed one Company-owned bakery-cafe. As of June 24, 2008, there were 1,270 bakery-cafes open system-wide. The breakdown of bakery-cafes between Company-owned and franchise-operated is as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of March 25, 2008	543	709	1,252
Bakery-cafes opened	6	13	19
Bakery-cafes closed	(1)	—	(1)
Bakery-cafes as of June 24, 2008	548	722	1,270

Third and Fourth Quarter 2008 and 2009 Business Outlook
The Company today raised its second half 2008 earnings target from $1.14 to $1.26 per diluted share to $1.24 to $1.30 per diluted share. This second half target is based on a third quarter 2008 target of $0.42 to $0.44 per diluted share and a fourth quarter 2008 target of $0.82 to $0.86 per diluted share. If the Company meets this target, EPS will be up 33% to 40% for the second half of 2008 versus 2007.
Third Quarter Targets
As part of its second half targets, the Company is today setting its earnings per diluted share target for the third quarter of 2008 at $0.42 to $0.44 per diluted share. If the Company meets this target, it will represent an increase of 14% to 19% from $0.37 per diluted share in the third quarter of 2007.
Relative to margins, the third quarter 2008 target assumes that wheat costs will be $15.00 per bushel (inclusive of wheat futures and basis) compared to $5.80 per bushel in the prior year period, resulting in over $3 million of expense to be absorbed in bakery-cafe cost of sales. The fresh dough cost of sales to franchisees margin will be further negatively impacted by inflation in other costs, including the rise in the cost of gasoline. On the other hand, the Company expects that this will be offset by a continued 100 basis point improvement to labor margins as a result of the decision to remove Crispani from the menu.
Relative to transactions, the third quarter 2008 target assumes year-over-year retail price increases of 6.5% with Company-owned comparable bakery-cafe sales growth of 4.0% to 5.0%. This implies 1.5% to 2.5% negative transaction/mix impact compared with the third quarter of 2007. The Company believes its transaction-building initiatives, including its new grilled breakfast sandwiches, media trials and operational focus, will be effective to partially counter-balance, but not overcome, the significant consumer headwinds all retailers are experiencing.
Please note that through the first 27 days of the third quarter of fiscal 2008, comparable bakery-cafe sales for Company-owned bakery-cafes have grown approximately 3.6% and comparable bakery-cafe sales for franchise-operated bakery-cafes have grown approximately 4.0%.
Finally, the Company is assuming new unit average weekly sales of $36,000 to $38,000 for the third quarter of 2008.
Fourth Quarter Targets
The Company today is setting its earnings per diluted share target for the fourth quarter of 2008 at $0.82 to $0.86 per diluted share as compared to $0.56 per diluted share in the fourth quarter of 2007. The target for the fourth quarter of 2008 reflects an increase of 46% to 54% from the fourth quarter of 2007. In the fourth quarter, wheat is projected to average $12.00 per bushel (inclusive of wheat futures and basis) compared to $5.80 per bushel in the prior year period, resulting in approximately $2.5 million in expense to bakery-cafe cost of sales year-over-year. However, in the fourth quarter, the Company expects to have increased dough transfer prices sufficient to match the inflation in the cost of wheat. In addition, the Company expects to continue to benefit from the margin improvement initiatives discussed above, including the 100 basis points improvement in labor for the removal of Crispani.

The Company also expects year-over-year retail price increases of 6.0% in the fourth quarter of 2008, transaction/mix growth of (1.5)% to (2.5)% and comparable Company-owned bakery-cafe sales growth of 3.5% to 4.5%.
Finally, the Company is assuming new unit average weekly sales will be in the range of $36,000 to $38,000 for the fourth quarter of 2008.
Full Year 2008 Targets
Based upon the third and fourth quarter 2008 targets, the Company is now targeting its diluted earnings per share for fiscal 2008 to be $2.17 to $2.23 per diluted share. These targeted results include the more than $17 million (approximately $0.34 per diluted share) year-over-year negative impact from wheat cost inflation on the Company in fiscal 2008. If this full year target is met, it represents a 21% to 25% increase over fiscal 2007 earnings per diluted share. The Company continues to target 100 new unit openings in 2008, approximately 40 Company-owned and 60 franchise-operated.
Perspective on 2009
The Company has not yet issued financial targets for fiscal 2009. However, current analyst consensus estimates project growth rates ranging from approximately 17% to 21% for fiscal 2009 earnings per diluted share (based upon the Company’s previously revised fiscal 2008 earnings guidance). The Company currently believes that estimates reflecting a growth rate for fiscal 2009 of greater than 20% are not prudent at this time given anticipated commodity cost inflation of 5% to 6%, the projected state of the economy in 2009, and the potential for even greater commodity costs and economic disruptions.
Concluding Comment
Ron Shaich, chairman and chief executive officer, commented, “Our plan for growing margins while maintaining transaction growth and improving return on invested capital (ROIC) is working. We could not be more pleased with our second quarter results and our prospects for the future. To deliver 33% earnings growth in the second quarter, despite the weak consumer environment and the hyperinflation we are experiencing in wheat and gasoline, is quite gratifying. To be able to raise our second half 2008 targets to reflect a 33% to 40% increase over the prior year is a reflection of the strength of our concept, the power of our plan and the confidence we have in our Support Center team, our operators and our franchisees.”
Notes:
The Company will discuss second quarter 2008 results, preliminary comparable bakery-cafe sales results for the first twenty-seven days of the fiscal 2008 third quarter and third and fourth quarter and fiscal 2009 business outlook in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Daylight Time on Wednesday, July 23, 2008. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year.
Included above are franchise-operated and system-wide bakery-cafe sales information. System-wide sales is a non-GAAP financial measure which includes sales at all Company-owned bakery-cafes and franchise-operated bakery-cafes, as reported by franchisees. Management uses system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. Management believes system-wide sales information is useful in assessing consumer acceptance of the Company’s brand and facilitates an understanding of financial performance as the Company’s franchisees pay royalties and contribute to advertising pools based on a percentage of their sales.

Panera Bread Company owns and franchises 1,200 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of June 24, 2008. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams added trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 70 bakery-cafes as of June 24, 2008.
Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2007 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	June 24, 2008	June 26, 2007
Revenues:
Bakery-cafe sales	$274,396	$209,626
Franchise royalties and fees	18,103	17,010
Fresh dough sales to franchisees	28,369	26,323

Total revenue	320,868	252,959
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	83,011	64,128
Labor	85,456	67,389
Occupancy	22,176	16,356
Other operating expenses	36,833	29,560

Total bakery-cafe expenses	227,476	177,433
Fresh dough cost of sales to franchisees	27,471	23,592
Depreciation and amortization	16,235	14,063
General and administrative expenses	21,638	17,377
Pre-opening expenses	879	1,642

Total costs and expenses	293,699	234,107

Operating profit	27,169	18,852
Interest expense	144	39
Other (income) expense, net	492	4

Income before minority interest and income taxes	26,533	18,809
Income allocable to minority interest	516	79

Income before income taxes	26,017	18,730
Income taxes	10,311	6,095

Net income	$15,706	$12,635

Per share data:
Net income per share
Basic	$0.52	$0.40

Diluted	$0.52	$0.39

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,970	31,683

Diluted	30,338	32,250

Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 26 Weeks Ended
	June 24, 2008	June 26, 2007
Revenues:
Bakery-cafe sales	$534,842	$406,744
Franchise royalties and fees	35,539	33,269
Fresh dough sales to franchisees	55,466	52,621

Total revenue	625,847	492,634
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	162,339	122,145
Labor	170,204	129,860
Occupancy	43,584	31,893
Other operating expenses	70,164	55,320

Total bakery-cafe expenses	446,291	339,218
Fresh dough cost of sales to franchisees	53,401	46,412
Depreciation and amortization	32,374	27,398
General and administrative expenses	43,457	34,514
Pre-opening expenses	2,006	2,779

Total costs and expenses	577,529	450,321

Operating profit	48,318	42,313
Interest expense	1,173	171
Other (income) expense, net	347	(586)

Income before minority interest and income taxes	46,798	42,728
Income allocable to minority interest	877	192

Income before income taxes	45,921	42,536
Income taxes	17,775	14,857

Net income	$28,146	$27,679

Per share data:
Net income per share
Basic	0.94	0.88

Diluted	0.93	0.86

Weighted average shares of common and common equivalent shares outstanding:
Basic	29,930	31,616

Diluted	30,240	32,225

Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 13 Weeks Ended
	June 24, 2008	June 26, 2007
Revenues:
Bakery-cafe sales	85.5%	82.9%
Franchise royalties and fees	5.6	6.7
Fresh dough sales to franchisees	8.8	10.4

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.3%	30.6%
Labor	31.1	32.1
Occupancy	8.1	7.8
Other operating expenses	13.4	14.1

Total bakery-cafe expenses	82.9	84.6
Fresh dough cost of sales to franchisees (2)	96.8	89.6
Depreciation and amortization	5.1	5.6
General and administrative expenses	6.7	6.9
Pre-opening expenses	0.3	0.6

Total costs and expenses	91.5	92.5

Operating profit	8.5	7.5
Interest expense	—	—
Other (income) expense, net	0.2	—

Income before minority interest and income taxes	8.3	7.4
Income allocable to minority interest	0.2	—

Income before income taxes	8.1	7.4
Income taxes	3.2	2.4

Net income	4.9%	5.0%

(1) As a percentage of Company bakery-cafe sales.
(2) As a percentage of fresh dough sales to franchisees.
Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 26 Weeks Ended
	June 24, 2008	June 26, 2007
Revenues:
Bakery-cafe sales	85.5%	82.6%
Franchise royalties and fees	5.7	6.7
Fresh dough sales to franchisees	8.9	10.7

Total revenue	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	30.4%	30.0%
Labor	31.8	31.9
Occupancy	8.1	7.8
Other operating expenses	13.1	13.6

Total bakery-cafe expenses	83.4	83.4
Fresh dough cost of sales to franchisees (2)	96.3	88.2
Depreciation and amortization	5.2	5.6
General and administrative expenses	6.9	7.0
Pre-opening expenses	0.3	0.6

Total costs and expenses	92.3	91.4

Operating profit	7.7	8.6
Interest expense	0.2	—
Other (income) expense, net	0.1	(0.1)

Income before minority interest and income taxes	7.4	8.6
Income allocable to minority interest	0.1	—

Income before income taxes	7.3	8.6
Income taxes	2.8	3.0

Net income	4.5%	5.6%

(1) As a percentage of Company bakery-cafe sales.
(2) As a percentage of fresh dough sales to franchisees.
Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2007	2006	2005	2004	2003	2002
AWS	$38,668	$39,150	$38,318	$36,008	$35,617	$35,388

	2008 Company-Owned AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	20	89	77	362	548
Q1 08	$39,083	$34,278	$35,594	$38,479	$37,379
Q2 08	$35,776	$34,967	$37,111	$40,137	$38,734
Q3 08
Q4 08
2008 YTD	$36,640	$34,624	$36,352	$39,305	$38,062

	2008 Franchise-Operated AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	26	81	83	532	722
Q1 08	$34,693	$34,891	$34,019	$40,895	$39,330
Q2 08	$35,690	$35,869	$35,389	$42,153	$40,464
Q3 08
Q4 08
2008 YTD	$35,457	$35,380	$34,704	$41,523	$39,903

	Year-Over-Year Change in Company-Owned AWS and Comp Sales
				2005 Opens
	2008 Opens	2007 Opens (a)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	9.2%	6.1%	2.1%	1.5%	3.3%
Q2 08	N/A	8.8%	10.0%	5.4%	4.5%	6.5%
Q3 08	N/A
Q4 08	N/A
2008 YTD	N/A	8.4%	8.1%	3.8%	3.0%	5.0%
(a) Change in Company-owned AWS in 2008 from 2007 compares 89 bakery-cafes in 2008 against 14 and 31 bakery-cafes at the end of the first and second quarters of 2007, respectively.

	Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
				2005 Opens
	2008 Opens	2007 Opens (b)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	-16.7%	3.0%	1.6%	0.0%	1.7%
Q2 08	N/A	-3.7%	9.5%	4.9%	3.6%	4.8%
Q3 08	N/A
Q4 08	N/A
2008 YTD	N/A	-7.6%	6.2%	3.3%	1.8%	3.3%
(b) Change in Franchise-operated AWS in 2008 from 2007 compares 81 bakery-cafes in 2008 against 17 and 39 bakery-cafes at the end of the first and second quarters of 2007, respectively.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 08	14	13	27	Q1 07	14	17	31
Q2 08	6	13	19	Q2 07	17	22	39
Q3 08				Q3 07	19	16	35
Q4 08				Q4 07	39	25	64
2008 YTD	20	26	46	2007 YTD	89	80	169
Note: Bakery-cafe sales, operating weeks, AWS and bakery-cafe openings metrics include activity for Paradise Bakery & Café prospectively from the acquisition date of February 1, 2007. The 2007 bakery-cafe openings do not include one Paradise franchise-operated bakery-cafe which opened in January 2007.

AWS — average weekly sales for the time periods indicated.
Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4	For the 5	For the 4	For the 13	For the 26
	weeks ended	weeks ended	weeks ended	weeks ended	weeks ended
	April 22, 2008	May 27, 2008	June 24, 2008	June 24, 2008	June 24, 2008
Company-owned	7.7%	6.9%	4.8%	6.5%	5.0%
Franchise-operated	5.2%	5.1%	4.1%	4.8%	3.3%